UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

Opus Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Davis Drive, Suite 220 Durham, NC	27709
(Address of principal executive offices)	(Zip Code)

(248) 957-9024
(Registrant’s telephone number, including area code)

Ocuphire Pharma, Inc.
37000 Grand River Avenue, Suite 120, Farmington Hills, MI 48335
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 13, 2025, Opus Genetics, Inc., a Delaware corporation (the “Company”), filed a new prospectus supplement (the “Prospectus Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the offer and sale of shares of its common stock, par value $0.0001 per share (the “Shares”), with an aggregate offering price of up to $40,000,000 (the “Offering”), establishing an at-the-market equity issuance program. On January 13, 2025, the Company also entered into a sales agreement (the “Sales Agreement”) by and between the Company and Leerink Partners LLC (“Leerink Partners”) through or to which the Company will sell the Shares.

Any Shares offered and sold in the Offering will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-276462), which was declared effective on January 23, 2024, the Prospectus Supplement, which forms a part of the Registration Statement, and the Sales Agreement.

The Company currently intends to use the net proceeds from the Offering, if any, for general corporate purposes, including for preclinical studies and clinical trials and the advancement of our product candidates. As of the date of the Prospectus Supplement, the Company cannot specify with certainty all of the particular uses for the net proceeds from this Offering, if any. As a result, the Company’s management team will have broad discretion regarding the timing and application of the net proceeds from this Offering. Pending the application of the net proceeds, the Company intends to invest the net proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

Leerink Partners may sell the Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, including, without limitation, sales made through The Nasdaq Stock Market LLC (“Nasdaq”) or on any other existing trading market for the Shares or through or to a market maker. Leerink Partners will use commercially reasonable efforts to sell the Shares from time to time consistent with its normal trading and sales practices and applicable state and federal rules, regulations and Nasdaq rules, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay Leerink Partners a commission equal to three percent (3.0%) of the gross sales proceeds of any Shares sold through Leerink Partners under the Sales Agreement, and also has provided Leerink Partners with customary indemnification and contribution rights.

Upon entry into the Sales Agreement, the Company terminated its prior program pursuant to the Capital on DemandTM Sales Agreement dated March 11, 2021 (the “Prior Distribution Agreement”), by and between the Company and JonesTrading Institutional Services LLC. At the time of the termination of the Prior Distribution Agreement, an aggregate gross sales price of approximately $26.4 million of Shares have been sold under the Prior Distribution Agreement.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Sales Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Sales Agreement is qualified in its entirety by reference to such exhibit. The opinion of the Company’s counsel regarding the validity of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K. This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Sales Agreement, dated January 13, 2025, between the Company and Leerink Partners LLC
5.1	Opinion of Sidley Austin LLP
23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2025	OPUS GENETICS, INC.

	By:	/s/ Dr. George Magrath
	Name:	Dr. George Magrath
	Title:	Chief Executive Officer